SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
Filed by the registrant [ X ] Filed by a party other than the registrant [ _ ] Check the appropriate box: [ ] Preliminary proxy statement

[ X ]    Definitive proxy statement
[ _ ]    Definitive additional materials
[ _ ]    Soliciting material pursuant to Rule 14a-11 or Rule 14a-12

                                Photomatrix, Inc.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[ X ]             No fee required

[ _ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) or 0-11.
(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed aggregate value of transaction:
(5)  Total fee paid:
[ _ ]Fee paid previously with preliminary materials.

[ _ ]Check box if any part of the fee is offset as provided  by Exchange  Act
     Rule O-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and date of filing.
(1)  Amount previously paid:
(2)  Form,  schedule or Registration  Statement No.:
(3)  Filing party:
(4)  Date filed: Notes: None

                                PHOTOMATRIX, INC.
                               1958 Kellogg Avenue
                           Carlsbad, California 92008

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                October 30, 1998


To:  Photomatrix Shareholders

The Annual Meeting of Shareholders of PHOTOMATRIX, INC. (the "Company") will be held on Friday, December 11, 1998, at 1:00 p.m., local time, at the Company's headquarters located at 1958 Kellogg Ave., Carlsbad, California, for the following purposes:

(1)      To elect directors.

(2)      To ratify adoption of the Photomatrix Employee Stock Purchase Plan.

(3) To ratify the appointment by the Company's Board of Directors of KPMG Peat Marwick LLP as independent auditors for the 1999 fiscal year.

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on October 19, 1998, are entitled to receive notice of and vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. Regardless of whether you plan to attend the meeting, please sign, date, and promptly return the enclosed proxy in the accompanying envelope. Shareholders attending the meeting may vote in person even if they have returned a proxy.

                                            By Order of the Board of Directors



                                            Roy L. Gayhart
                                            Secretary

Carlsbad, California
October 30, 1998

                                PHOTOMATRIX, INC.
                               1958 Kellogg Avenue
                           Carlsbad, California 92008


                                 PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of PHOTOMATRIX, INC. ("Photomatrix" or the "Company") to be used at the Annual Meeting of Shareholders to be held on Friday, December 11, 1998, at 1:00 p.m., local time (the "Meeting Date"), at the Company's headquarters located at 1958 Kellogg Ave., Carlsbad, California, and any adjournment thereof. This proxy statement and the accompanying form of proxy are being first mailed to holders of Photomatrix's common stock ("Common Stock") on or about November 2, 1998.

Photomatrix will bear the cost of the solicitation of proxies. In addition, the Company may reimburse brokers, banks, custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their reasonable charges and expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. Proxies may be solicited by certain of the Company's directors, officers and regular employees without additional compensation, personally or by telephone, additional mailings or telegram.

The Company's principal offices are located at 1958 Kellogg Ave., Carlsbad, California, and the Company's telephone number is (760) 431-4999.

                                VOTING SECURITIES

Shareholders of record as of the close of business on October 19, 1998 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the Record Date, 9,931,017 shares of Common Stock were outstanding. Each of the 9,931,017 shares entitled to vote is entitled to one vote on all matters to come before the meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

Each shareholder voting in the election of directors may cumulate votes for nominated directors, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or may distribute votes on the same principle among as many candidates as the shareholder chooses. No shareholder, however, may cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice prior to the voting of his or her intention to cumulate votes.

Voting for the election of directors may be, but need not be, by ballot. It will be by ballot if before the voting begins a shareholder demands that ballots be used. A plurality of votes shall elect the directors; that is, provided a quorum is present, the seven persons receiving the greatest number of affirmative votes shall be elected. All matters other than the election of directors and matters identified in this Proxy Statement as requiring approval by the affirmative vote of a majority of the outstanding shares will be decided by a majority of the shares represented and voting, provided such majority is also a majority of the required quorum.

Abstentions will be counted for purposes of determining whether a quorum is present at the meeting. For matters other than election of directors, abstentions will have the effect of a "no" vote due to the majority requirements described above. Broker non-votes will not be counted for the purpose of determining whether a quorum is present. Broker non-votes will have no effect on actual voting, unless approval by affirmative vote of the majority of outstanding shares is required, in which case a broker non-vote will have the effect of a "no" vote.

Votes will be counted by the Company's proxy tabulators and inspectors of election.

Shareholders may revoke any proxy given pursuant to this solicitation by delivering prior to the Annual Meeting a written notice of revocation or a duly-executed proxy bearing a later date or by attending the meeting and voting in person. Shares represented by a properly-executed and returned proxy will be voted at the Annual Meeting in accordance with any directions noted on the proxy and, if no directions are indicated, the shares represented by the proxy will be voted in favor of the proposals set forth in the notice attached hereto.

                   BENEFICIAL OWNERSHIP OF COMPANY SECURITIES

The following table sets forth information as of October 10, 1998, with respect to all shareholders known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock. Except as noted below, each shareholder has sole voting and investment powers with respect to the shares shown.


Name of Beneficial              Number of Shares    Percent of Shares of Common
Owner or Group                 of Common Stock(1)       Stock Outstanding


William L. Grivas                 1,609,057(3)                16.20%


Patrick W Moore                   1,599,227                   16.10%


James P. Hill                     1,579,176(4)                15.90%


Aundir Trust Company Ltd.(2)      1,054,002(5)                10.60%



(1) Includes and reflects the ownership of common stock subject to options exercisable within 60 days of October 10, 1998.

(2) The address of Aundir Trust Company Ltd. is Castletown, Isle of Man, British Isles.

(3)  Includes  1,567,057 shares and options for shares owned directly by William
     L. Grivas and 42,000 shares owned by family members.

(4) Includes 168,824 shares owned by Loma Services Corporation, of which Mr. Hill is a principal shareholder, and 1,410,352 shares owned by Mr. Hill as Trustee of the Hill Family Trust.

(5) These shares are beneficially owned by Aundir Trust Company Ltd. as trustee of the Bulldog trust and the Pitkin trust, irrevocable trusts established by Sam Wyly and Charles J. Wyly, Jr., respectively. The record holders are Tensas, Ltd. and Roaring Creek, Ltd., which are corporations wholly owned by such trusts. Sam Wyly and Charles J. Wyly, Jr. disclaim beneficial ownership of these shares.

                              ELECTION OF DIRECTORS


Nominees

     Mr. WILLIAM L. GRIVAS, has served as the Chief Executive Officer of I-PAC since 1990. Prior to that time, Mr. Grivas was the sole owner of Southwest General Industries (SGI), a $25 million per year contract manufacturer which he founded in the 1970's. After selling SGI to SCI Manufacturing, Inc., a Fortune 500 firm and the world's largest contract manufacturer, Mr. Grivas joined with Mr. Moore and Mr. Hill to found I-PAC in 1990. Mr. Grivas served in the Marine Corps as a Drill Instructor and a special weapons expert, with extensive training in electronic and radar technologies. Mr. Grivas is 43 years of age.

     Mr. PATRICK W. MOORE has been a Director of the Company since January 1991. Mr. Moore, has been the President of I-PAC since 1990. He has significant business experience in both the private and public sectors. Mr. Moore has served on the National Commission on Employment Policy, committees of the National Academy of Sciences, and as the national president of various trade organizations based in Washington, D.C. From 1981 to 1986 Mr. Moore served as President of the San Diego Private Industry Council and as Executive Director of the San Diego Regional Employment and Training Consortium. Mr. Moore is 50 years of age.

     Mr. SUREN G. DUTIA has been a Director and has served as the President and Chief Executive Officer of the Company since January 1989. He was elected to be the Chairman of the Board of the Company in September 1990. He also serves as the Chief Executive Officer of each of Photomatrix's subsidiaries. Prior to January 1989, Mr. Dutia was associated from 1981 to December 1988 with Dynatech Corporation, a diversified high-technology company headquartered in Burlington, Massachusetts. From 1986 to 1988, Mr. Dutia was a Division Manager and Vice President. Mr. Dutia was responsible for several subsidiaries, including one operating subsidiary for which he acted as President. He directed turn-around/divestiture activities for Dynatech and handled investor relations. Mr. Dutia is 55 years of age.

     Mr. JAMES P. HILL is, and for at least the last five years has been, a partner specializing in bankruptcy law, commercial law, and civil litigation in the San Diego law firm of Sullivan, Hill, Lewin, Rez, Engel & LaBazzo. Mr. Hill was a Director of the San Diego Bankruptcy Forum from 1991 through 1994 and the Chairman of the Commercial Law Section of the San Diego County Bar Association from 1985 through 1987. Mr. Hill is 45 years of age.

     Mr. J. LARRY SMART has been a Director of the Company since July 1998. Since March 1997, Mr. Smart has been the Chairman and Chief Executive Officer of Visioneer, Inc., a company that designs, develops and markets intelligent paper input systems which facilitate the imaging, manipulation, distribution and storage of paper-based information on computers and peripherals. He has previously served as President and CEO of several high tech companies, including Streamlogic Corporation (a network storage company) (April 1995 through February
1997), Micropolis Corporation (a disk drive design and manufacturing company) (April 1995 through February 1997), and Maxtor Corporation (a disk drive development and manufacturing company)(April 1994 through February 1995). Mr. Smart currently serves as Chairman of the Board of Visioneer and Southwall Technologies and also serves as a Director of Savoir Technology Group (a distributor of electronic components and systems) and Midisoft (a music software company). Mr. Smart is 50 years of age.

     Mr. IRA H. SHARP has been a Director of the Company since January 1990. Mr. Sharp has been the owner, Chief Executive Officer and General Counsel of Alderson Reporting Company, Inc., a court-reporting and litigation-support services firm in Washington, D.C. since 1984. Mr. Sharp also served in the same capacities for Alderson from 1977 until 1983. During the period of his absence from Alderson, Mr. Sharp was a lawyer in private practice. Mr. Sharp is 54 years of age.

Mr. JOHN F. STALEY has been a Director of the Company since January 1989. From 1972 to the present, Mr. Staley has been a partner in Staley, Jobson and Wetherell, a law firm Mr. Staley founded, located in Pleasanton, California. Mr. Staley was also the founder and a director of Lab Sales of California and P.M. America, which were corporations involved in the manufacturing, sale and distribution of blood-analyzing machines and which were sold to Dynatech Corporation in 1982. From 1982 to the present, Mr. Staley has been a co-founder of the Bank of Livermore, California. Mr. Staley is 53 years of age.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED ABOVE.


                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

During fiscal year 1998, there were six meetings of the Board of Directors. All of the Company's directors attended at least 75 percent of all meetings of the Board of Directors and other committees of the Board on which such directors served during fiscal year 1998.

The standing committees of the Board of Directors of the Company are the Compensation Committee, the Nominating Committee, and the Audit Committee.

The principal duties of the Compensation Committee are to determine and review all compensation of directors, officers, and employees of the Company, to administer and manage the Company's incentive compensation plans, to determine grants of stock options under Company plans, and to report to the Board of Directors of the Company. Current members of the Compensation Committee are Messrs. Sharp, Smart and Staley. The Compensation Committee met four times during fiscal year 1998.

The Nominating Committee's principal duties are to nominate persons to serve on the Board of Directors of the Company and to report to the Board. The members of the Nominating Committee are Messrs. Moore, Grivas and Staley. The Nominating Committee does not solicit or consider nominations from shareholders. The Nominating Committee met once during fiscal year 1998.

The principal duties of the Audit Committee are to advise and assist the Board of Directors in evaluating the performance of the Company's independent auditors, including the scope and adequacy of the auditor's examination, and to review with the auditors the accuracy and completeness of the Company's financial statements and procedures. The members of the Audit Committee are Messrs. Smart, Sharp and Staley, none of whom are officers or employees of the Company. The Audit Committee met once during fiscal year 1998.

                              DIRECTOR COMPENSATION

Directors who are also officers or employees of the Company or subsidiaries receive no additional compensation for their services as directors. In fiscal year 1998, Directors who are not employees of the Company were paid an annual fee of $4,000 plus $250 for each Board or Committee meeting attended. In addition, Directors are reimbursed for reasonable travel expenses incurred in attending meetings.

     In July 1997 the Compensation Committee offered, and each outside Board member accepted, the opportunity to cancel certain options previously granted and to replace those options with a new option covering a like number of shares at a lower exercise price. The new exercise price is $0.37 per share (which equaled the market price on the date of grant) and the exercise prices of the canceled options were $0.88 per share. The new options vest 50% one year after the date of grant and 100% after two years. 396,667 options, (166,667 for Mr. Dutia, 73,333 for Mr. Moore, 76,667 for Mr. Sharp, and 80,000 for Mr. Staley) were repriced. The Compensation Committee took this action because the Company wished to provide appropriate incentives in order to retain these valuable Board members.

               STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the ownership of Photomatrix common stock by Directors and Executive Officers:

                                                Shares of Common Stock                  Percent of Shares of
   Name of Beneficial Owner or Group              Beneficially Owned                  Common Stock Outstanding
                                               as of October 10, 1998(1)              as of October 10, 1998(1)
       -------------------------                ------------------------              ------------------------
William L. Grivas, Chairman                                1,609,057                            16.20%

Patrick W. Moore, CEO                                      1,599,227                            16.10%

Suren G. Dutia, President                                    291,033(2)                          2.80%

James P. Hill, Director                                    1,579,176                            15.90%

John F. Staley, Director                                     100,033                              *

Ira H. Sharp, Director                                        43,333                              *

J. Larry Smart, Director                                         ---                              *

Roy L. Gayhart, Chief Financial
Officer, Secretary                                            20,000                              *

All directors and executive officers                       5,246,859                            50.83%
as a group

(1) Includes and reflects the ownership by the named director or officer of shares of Common Stock subject to options exercisable within 60 days of October 10, 1998.
(2)  Includes options to purchase 100,000 shares.
* Less than 1%



                             EXECUTIVE COMPENSATION

                 Summary of Cash and Certain Other Compensation

The following table shows, for the most recent three years, the cash compensation paid by the Company, as well as all other compensation paid or accrued for those years, to the Chief Executive Officer as of March 31, 1998. No other executive officer of the Company earned annual salary and bonus in excess of $100,000 during the fiscal year 1998.

                           Summary Compensation Table

                                                    Annual Compensation                    Long Term
                                                                                      Compensation Awards
Name and
Principal Position              Year          Salary     Bonus         Other(1)    Securities Underlying
                                                                                       Options/SARs (#)

Suren G. Dutia                  1998         $140,000         -        $11,200                -
  President and Chief           1997         $154,400   $30,000        $15,000                -
  Executive Officer             1996         $165,000         -        $13,900             191,667

(1) Includes Company matching contributions to the Photomatrix Savings and Investment Plan ($4,900, $4,800, and $4,400) and supplemental life and medical premiums ($7,400, $10,200, and $9,500) for 1998, 1997 and 1996,
     respectively.

Employment Agreements. Mr. Dutia and Mr. Gayhart are employed under employment agreements that expire on July 31, 1999 and April 30, 1999, respectively. If either Mr. Dutia's or Mr. Gayhart's employment is terminated by the Company without cause, then he will be entitled to receive his base salary, stock option vesting and health insurance benefits for the remainder of the term.

Officers Severance Policy. In 1988, the Company's Board of Directors adopted an Officers Severance Policy that was modified in November 1990 and February 1997. Under the policy, Mr. Dutia is to receive twelve weeks' compensation upon termination of employment by the Company, in addition to amounts due him under his employment contract, Mr. Gayhart is to receive eight (8) weeks' compensation upon termination, in addition to amounts payable for the remaining term of his employment agreement, and Mr. Frady is to receive eight weeks' compensation upon termination of employment by the Company.

Stock Option Grants

          There were no options granted to the named executive officer in fiscal 1998.

Aggregated Stock Option Exercises and Fiscal Year-End Stock Option Value Table

          The following table sets forth certain information regarding the number and value of specified unexercised options held by the Chief Executive Officer as of March 31, 1998:

                                                                                  Value of Unexercised In-the-Money
                                      Number of Unexercised Options(1)                        Options(2)
                                 -------------------------------------------------------------------------------------------------
             Name                    Exercisable          Unexercisable           Exercisable          Unexercisable
----------------------------------------------------------------------------------------------------------------------------------
Suren G. Dutia                         100,000               166,667                $72,000                  $0

(1)  No options were exercised in fiscal year 1998.

(2) The value is calculated as the total market value of stock subject to the options on June 18, 1998 ($1.03 per share), less the total of the option exercise prices.



Ten Year Option Repricing Table

          Ten Year Option Repricing Table

          In July 1997 the Compensation Committee offered to reprice a portion of the option shares previously granted to Mr. Dutia which had an original exercise price in excess of the market value of the Company's common stock at that time. This offer was made in conjunction with identical offers to most employees. The following table sets forth the specified information concerning all options repriced for all executive officers of the Company for the period August 1987 (initial public offering) through June 1998.


                                                                                                               Length of
                                          Number of                                                            Original
                                            Shares         Market Price                                       Option Term
                                          Underlying       of Stock at        Exercise                       Remaining at
                                           Options           Time of       Price at Time    New Exercise        Date of
      Name               Date              Repriced         Repricing       of Repricing        Price          Repricing
------------------------------------------------------------------------------------------------------------------------

S. Dutia, CEO     November 1990            200,000            $0.18            $3.75         $0.18               8 years
S. Dutia, CEO     June 1995                 25,000            $1.25            $4.13         $1.69               9 years
S. Dutia, CEO     November 1995            166,667            $0.88            $1.31-        $0.88             6-9 years
                                                                               $2.91
S. Dutia, CEO     July 1997                166,667            $0.37            $0.88         $0.37             4-7 years
B. Myers,         November 1995            100,000            $0.18            $1.50-        $0.18               8 years
Former CFO                                                                     $3.48
B. Myers,         June 1995                 16,667            $1.25            $4.13         $1.69               9 years
Former CFO
B. Myers,         November 1995            116,667            $0.88            $1.31-        $0.88             6-9 years
Former CFO                                                                     $2.91

Report on Stock Option Repricing

          In connection with the July 1997 option repricing, the Compensation Committee issued the following report:

          While the Committee believes that the Company's Stock Option Plans have been instrumental in attracting and retaining quality executive officers, employees and Directors, the incentive feature of such programs may become lost when options are granted at fair market value and subsequently the market price of the Company's common stock falls substantially below the exercise price of stock options granted under such programs. In 1997, the market price for the Company's common stock fell substantially. As a result of the drop in market price of the common stock, the optionees have exercise prices substantially higher than the current market value, and therefore hold options which are out of the money. After careful consideration of the relevant factors, including (1) the decline in the market price of the common stock, (2) the reasons for the decline in the market price of the common stock, (3) the large percentage of the Company's employees and Directors holding out of the money options, and (4) the importance of equity incentive to the Company's overall compensation program for executive officers and employees at all levels and Directors, the Committee approved the cancellation of the existing options and the reissue of said options pursuant to the Company's Stock Option Plans.

                                             COMPENSATION COMMITTEE
                                             Ira H. Sharp
                                             Patrick W. Moore
                                             John F. Staley

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission and to furnish to the Company copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1997, all filings required by its directors, officers and greater than 10 percent beneficial owners were timely filed.

                            BENEFIT PLAN DESCRIPTIONS

The following are brief descriptions of the benefit plans provided to the Company's executive officers:

1998 Stock Option Plan

The Photomatrix, Inc. 1998 Stock Option Plan ("1998 Plan") was adopted by the Company's Board of Directors in February 1998 and approved by the Company's shareholders in June 1998. The 1998 Plan authorizes the grant of incentive and nonqualified stock options covering an aggregate of 1,500,000 shares of Common Stock. As of March 31, 1998, no shares of Common Stock were reserved for issuance pursuant to the 1998 Plan.

The 1998 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to award incentive or nonqualified options to any employee or Board member of the Company or its subsidiaries. Approximately 150 employees and seven Board members are currently eligible to participate in the Plan and no options are currently held.

The exercise price of an incentive option may not be less than 100% of the fair market value per share on the date of grant and the exercise price for a nonqualified option may not be less than 85% of the fair market value per share on the date of grant. The 1998 Plan defines fair market value as the mean between the bid and asked price of the Common Stock as quoted on NASDAQ. Subject to these limitations, the Committee determines the exercise price.

The Committee also determines the schedule pursuant to which options become exercisable. Options granted to officers and employees must vest at a rate of at least 20% per year during the five years following the grant. The only condition to vesting imposed under outstanding options is continuous service as an employee or Board member during the vesting period. All outstanding options automatically vest, in full, in the event of the dissolution or liquidation of the Company or, in the event of a reorganization, merger or consolidation of the Company, if the Company is not the surviving company.

Options granted under the 1998 Plan may expire no later than 10 years from the date of the grant. If an employee terminates his employment for any reason other than death or permanent disability, his vested options expire within 90 days of the termination. In the case of death or permanent disability, the vested options expire within 12 months of employment termination.

The exercise price is payable in full, in cash, or in the discretion of the Committee, by the delivery of outstanding shares of Common Stock owned by the participant, at the time of exercise of the option.


1994 Stock Option Plan

The Photomatrix, Inc. 1994 Stock Option Plan ("1994 Plan") was adopted by the Company's Board of Directors in May 1994 and approved by the Company's shareholders in July 1994. The 1994 Plan authorizes the grant of incentive and nonqualified stock options covering an aggregate of 366,666 shares of Common Stock. As of March 31, 1998, a total of 366,666 shares of Common Stock were reserved for issuance pursuant to the 1994 Plan, of which all shares were subject to outstanding options and no shares remained available for options to be granted in the future.

The 1994 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to award incentive or nonqualified options to any employee of the Company or its subsidiaries. Approximately 150 employees are currently eligible to participate in the Plan and options are currently held by 17 of these employees.

The exercise price of an incentive option may not be less than 100% of the fair market value per share on the date of grant and the exercise price for a nonqualified option may not be less than 85% of the fair market value per share on the date of grant. The 1994 Plan defines fair market value as the mean between the bid and asked price of the Common Stock as quoted on NASDAQ. Subject to these limitations, the Committee determines the exercise price. Because the Company has a substantial net operating loss carryforward for federal income tax purposes and would not materially benefit from a compensation deduction, the Committee generally has awarded incentive stock options to employees.

The Committee also determines the schedule pursuant to which options become exercisable. Options granted to officers and employees typically vest as follows: 33% to 50% of the options granted vest 12 months following the date of grant, 33% to 50% vest 24 months following the date of grant and 0% to 34% vest 36 months following the date of the grant. The only condition to vesting imposed under outstanding options is continuous service as an employee during the vesting period. All outstanding options automatically vest, in full, in the event of the dissolution or liquidation of the Company or, in the event of a reorganization, merger or consolidation of the Company, if the Company is not the surviving company.

Options granted under the 1994 Plan may expire no later than 10 years from the date of the grant. If an employee terminates his employment for any reason other than death or permanent disability, his vested options expire within 90 days of the termination. In the case of death or permanent disability, the vested options expire within 12 months of employment termination.

The exercise price is payable in full, in cash, or in the discretion of the Committee, by the delivery of outstanding shares of Common Stock owned by the participant, at the time of exercise of the option.

1992 Stock Option Plan

The Photomatrix, Inc. 1992 Stock Option Plan ("1992 Plan") was adopted by the Company's Board of Directors in May 1992 and approved by the Company's shareholders in July 1992. The 1992 Plan authorizes the grant of incentive and nonqualified stock options covering an aggregate of 333,333 shares of Common Stock. As of March 31, 1998, a total of 302,500 shares of Common Stock were reserved for issuance pursuant to the 1992 Plan, of which 297,333 shares were subject to outstanding options and 5,167 remained available for options to be granted in the future.

The 1992 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to award incentive or nonqualified options to any employee or Board member of the Company or its subsidiaries. Approximately 150 employees and six Board members are currently eligible to participate in the Plan and options are currently held by nine employees and six Board members.

The exercise price of an incentive option may not be less than 100% of the fair market value per share on the date of grant and the exercise price for a nonqualified option may not be less than 85% of the fair market value per share on the date of grant. The 1992 Plan defines fair market value as the mean between the bid and asked price of the Common Stock as quoted on NASDAQ. Subject to these limitations, the Committee determines the exercise price. Because the Company has a substantial net operating loss carryforward for federal income tax purposes and would not materially benefit from a compensation deduction, the Committee generally has awarded incentive stock options to employees.

The Committee also determines the schedule pursuant to which options become exercisable. Options granted to officers and employees typically vest as follows: 33% to 50% of the options granted vest 12 months following the date of grant, 33% to 50% vest 24 months following the date of grant and 0% to 34% vest 36 months following the date of the grant. The only condition to vesting imposed under outstanding options is continuous service as an employee or Board member during the vesting period. All outstanding options automatically vest, in full, in the event of the dissolution or liquidation of the Company or, in the event of a reorganization, merger or consolidation of the Company, if the Company is not the surviving company.

Options granted under the 1992 Plan may expire no later than 10 years from the date of the grant. If an employee terminates his employment for any reason other than death or permanent disability, his vested options expire within 90 days of the termination. In the case of death or permanent disability, the vested options expire within 12 months of employment termination.

The exercise price is payable in full, in cash, or in the discretion of the Committee, by the delivery of outstanding shares of Common Stock owned by the participant, at the time of exercise of the option.

Savings and Investment Plan. The Photomatrix, Inc. Savings and Investment Plan (the "Savings Plan") generally covers all employees of the Company and its subsidiaries (other than Photomatrix) who are at least age 21 and have completed at least six months of service with the Company. The Savings Plan is a qualified plan under Section 401(a) of the Code and meets the requirements of Section 401(k) of the Code. Under the Savings Plan, participants may elect to contribute between 2% and 10% of their annual compensation each year to the Savings Plan. The Company may make a discretionary matching contribution to the Savings Plan each year. Over the past fiscal year, the Company made a matching contribution in an amount equal to 50% of the first 6% of compensation contributed by each participant.

Through June 30, 1998, participants could elect to invest their accounts in one of three mutual funds (a) the Janus Fund, which is a common stock fund, (b) Invesco Industrial Income Fund, which is a common stock fund or Dreyfus Short-Intermediate Government Fund, which invests in government obligations. Effective July 1, 1998, the Savings Plan entered into a group annuity contract with Manulife Financial, thereby offering its participants more than thirty different investment options. Participants immediately acquire a vested interest in their own contributions to the Savings Plan and acquire a vested interest in the matching contributions by the Company and in any earnings therein according to a 6-year vesting schedule, pursuant to which participants become 10% vested for each of the first three years of service, and an additional 20% vested for each of the next two years of service and an additional 30% vested for the following year. Participants' vested interests are distributed after termination of employment. In addition, participants may make withdrawals from their accounts while employed if they are either (a) over age 59-1/2 or (b) experiencing an extreme financial hardship.

Supplemental Life Insurance and Medical Premium Plans. The Company provides life insurance to its executive officers in the amount equal to five times base salary. The Company also pays medical insurance costs for its executive officers. Such costs were based on a fixed premium. In addition, the Company pays supplemental medical premiums for Mr. Dutia. These premiums cover any medical expenses that are not covered by the Group Medical Plans that are available to all employees.

              ADOPTION OF PHOTOMATRIX EMPLOYEE STOCK PURCHASE PLAN

The Company's Board of Directors has adopted the Photomatrix, Inc. Employee Stock Purchase Plan (the "Purchase Plan"). The purpose of the Purchase Plan is to serve as an incentive to and to encourage stock ownership by eligible employees of the Company so that they may acquire or increase their proprietary interest in the success of the Company and to encourage them to remain in the service of the Company.

All full-time employees of the Company who have been in the continuous employ of the Company for more than six months are eligible to participate in the Purchase Plan, provided, however, that employees of the parent or subsidiary corporation are only eligible if the Board of Directors designates such corporation as a participant, and provided further that no employee may be granted the right to purchase stock under the Purchase Plan if, immediately after the right to purchase such stock is granted, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of the Company's stock. For purposes of determining stock ownership, stock which an employee may purchase under outstanding options or under the Purchase Plan shall be treated as owned by the employee.

Each eligible employee who wishes to participate in the Purchase Plan must instruct the Company to deduct from his or her pay a specified percentage of his or her base compensation to be applied toward the purchase of stock for his or her account under the Purchase Plan.

Upon the purchase or receipt of common stock pursuant to the Purchase Plan by the agent administering the Purchase Plan, the Company may, in its discretion, grant to participating eligible employees the right to purchase shares of such common stock. The number of shares which each participating employee will have the option to purchase will be determined by that employee's base compensation in relation to the total base compensation of all participating employees. The option price will be determined by the Company, provided that it will be equal to or greater than 85% of the fair value of the Company's common stock on the date the option is granted.

Until the Purchase Plan is terminated, for every quarter period beginning on the first day of January, April, July and October, unless a participating employee gives written notice to the Company, the participating employee's option to acquire stock will be deemed to have been exercised, to the extent of cash available in his or her account, on the termination date of the applicable quarter period, for the purchase of a number of whole shares of stock which the aggregate payroll deductions in his account at the time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to him). Any excess will be retained in the account and applied to the purchase of the shares in the next quarter period unless the participant withdraws from the Purchase Plan, the Purchase Plan is discontinued, or the employee gives the Company notice that he or she does not wish to exercise options at the next option exercise date.

Participating employees may not elect to contribute to the Purchase Plan more than the lessor of $8,000 or 10% of his or her base compensation during each calendar year. In addition, a participating employee may not elect to make contributions to the Purchase Plan which would permit stock with a fair market value exceeding $25,000 to be purchased for his or her account in any calendar year under all the plans of the Company.

A total of 750,000 shares of stock are available for purchase under the Purchase Plan, subject to adjustment for various changes in capitalization of the Company.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE PHOTOMATRIX EMPLOYEE STOCK OPTION PLAN.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Photomatrix's Board of Directors has selected KPMG Peat Marwick LLP as Photomatrix's independent auditors for the fiscal year 1999. In the absence of instructions to the contrary, the shares represented by the proxy delivered to the Board of Directors will be voted in favor of ratification of this appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as he or she may desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR 1999.

                                  ANNUAL REPORT

The Annual Report of the Company for the 1998 Fiscal Year on Form 10-KSB, which includes financial statements for the fiscal year ended March 31, 1998, is being mailed with this proxy statement to shareholders of record on October 19, 1998. The Annual Report is not considered to be part of this proxy statement. The Company has filed this report with the Securities and Exchange Commission.

ADDITIONAL COPIES OF THIS REPORT, EXCLUDING EXHIBITS, WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO ROY GAYHART, PHOTOMATRIX, INC., 1958 KELLOGG AVENUE, CARLSBAD, CALIFORNIA 92008. A COPY OF ANY EXHIBIT WILL BE FURNISHED TO ANY SHAREHOLDER UPON WRITTEN REQUEST AND PAYMENT TO THE COMPANY OF A COPYING CHARGE OF 25 CENTS PER PAGE. REQUESTS FOR COPIES OF EXHIBITS SHOULD ALSO BE DIRECTED TO THE ABOVE ADDRESS.

Copies of the Annual Report on Form 10-KSB,  together with exhibits, can also be
obtained      at      the       EDGAR-Online       website       located      at
http://www.edgar-online.com/brand/yahoo/search/?sym=phrx


                              SHAREHOLDER PROPOSALS

Shareholders of the Company who intend to submit proposals to the Company's shareholders at the next Annual Meeting of Shareholders must submit such proposals to the Company by no later than November 23, 1998. Shareholder proposals should be submitted to Roy Gayhart, Photomatrix, Inc., 1958 Kellogg Avenue, Carlsbad, California 92008.


                                 OTHER BUSINESS

Photomatrix knows of no other business to be submitted to the meeting. If any other business properly comes before the meeting or any adjournment thereof, the persons named as proxy holders on the enclosed proxy card intend to vote the shares represented in accordance with their best judgment in the interest of the Company.





                                                            ROY L. GAYHART
                                                            Secretary

OCTOBER 30, 1998
Carlsbad, California

                                Photomatrix, Inc.
              For Annual Meeting of Shareholders -December 11, 1998

         The undersigned hereby appoints Patrick Moore and Roy Gayhart, and each of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Shareholders of Photomatrix, Inc. to be held at the 1958 Kellogg Avenue, Carlsbad, California 92008, on December 11, 1998 at 1:00 p.m. and at any and all postponement and adjournments thereof, to vote all shares of Common Stock which the undersigned is entitled to vote, as specified below.

                                   PROPOSAL 1

|_|      FOR the Election of       |_|    AGAINST the Election     |_|   ABSTAIN
         Directors                        of Directors

                                   PROPOSAL 2

|_|      FOR the Adoption of        |_|   AGAINST the Adoption     |_|   ABSTAIN
         Employee Stock Purchase          of Employee Stock
         Plan                             Purchase Plan

                                   PROPOSAL 5

|_|      FOR the Appointment       |_|    AGAINST the              |_|   ABSTAIN
         of Independent Auditors          Appointment of
                                          Independent Auditors


               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ABOVE
                                    PROPOSAL


                (Please Sign and Date the Proxy on Reverse Side)

                       DATED: _____________________, 1998



                                                              (Signature)



                                                              (Signature)


                                                     Sign    exactly   as   name
                                                     appears  hereon.  Give your
                                                     full  title if  signing  in
                                                     other    than    individual
                                                     capacity.  All joint owners
                                                     should sign.








                                       13